NOTIFICATION OF THE FILING IN ERROR OF A FORM 25 WITH RESPECT TO THE STATED SECURITIES NYSE American LLC ("NYSE American" or the "Exchange") submitted a Form 25 (the "Original Form 25") on March 8, 2024 to notify the Securities and Exchange Commission (the "Commission") of its intention to remove the entire class of Units, each consisting of 1 share of common stock, 1 Warrant entitling the holder to purchase 1/2 of a share of common stock, and 1 right to receive 1/20 of a share of common stock, the Rights, each exchangeable into one-twentieth of a share of Common Stock, and the Common Stock (the "Securities") of Viveon Health Acquisition Corp. (the "Company") from listing and registration on the Exchange, pursuant to the provisions of Rule 12d2-2(b). The Exchange is now filing this Form 25/A to notify the Commission that the Original Form 25 was filed in error. The Company has an ongoing appeal with respect to the delisting of the Securities and the Securites remain listed on the Exchange pending completion of that appeal process. In the event that the Company's appeal is unsuccessful, the Exchange will at such time file a subsequent Form 25 to effectuate the removal of the Securities from listing and registration on the Exchange.